Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

J. Kerry Clayton Retires from Assurant's Board of Directors

New York -- January 3, 2007 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today announced the retirement of J. Kerry Clayton from its board of directors effective December 31, 2006.

On January 23, 2006, Assurant announced that Mr. Clayton would serve as vice chairman on the company's board of directors until the end of 2006 subsequent to his retirement as Assurant's chief executive officer on March 17, 2006.

"We are extremely grateful for the enormous contributions Kerry has made to our organization over the past 35 years," said Robert B. Pollock, Assurant's president and chief executive officer. "Thanks in large part to Kerry's leadership, Assurant has established a strong financial track record based on leading positions in specialty insurance businesses and we are well-positioned for long-term profitable growth."

The board plans to fill Mr. Clayton's seat with an independent director but does not plan to elect another vice chairman. Upon filling the open seat, Assurant's board will consist of 12 directors, ten of whom will be independent.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses--Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property--have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $20 billion in assets and $7 billion in annual revenue. The Assurant Web site is www.assurant.com.